Exhibit 99.1
3750 Torrey View Ct
San Diego, CA 92130
www.CareFusion.com
FOR IMMEDIATE RELEASE
Contacts:

Media:	Jim Mazzola	Investors:	Carol Cox
	(858) 617-1203		(858)617-2020
	jim.mazzola@carefusion.com		carol.cox@carefusion.com
CAREFUSION FORM 10 REGISTRATION STATEMENT DECLARED EFFECTIVE
CareFusion on track for Aug. 31 separation from Cardinal Health; information statement to be mailed to Cardinal Health shareholders shortly
SAN DIEGO, July 28, 2009 — CareFusion Corporation, the company that is expected to become public following the planned spinoff of Cardinal Health’s clinical and medical products businesses, today announced that the Form 10 registration statement for the spinoff has been declared effective by the Securities and Exchange Commission (SEC).
The effectiveness of the Form 10 was one of the few remaining conditions to the planned spinoff. Earlier this month, Cardinal Health’s board of directors approved the spinoff through a pro rata distribution of at least 80.1 percent of the shares of CareFusion common stock to Cardinal Health shareholders, with Cardinal Health retaining the remaining shares. As previously announced, the company completed the necessary financing for the spinoff transaction, and the IRS has issued a private letter ruling regarding the tax-free nature of the transaction. With these conditions satisfied, the company remains on schedule for the separation from Cardinal Health on Aug. 31.
“This represents a major milestone on the road to launching CareFusion as a separate public company on Sept. 1,” said David Schlotterbeck, chief executive officer of CareFusion. “We are focused on providing the products and services necessary to improve the safety and quality of health care and look forward to enhancing long-term value to our future shareholders as an independent company.”
As previously disclosed, the distribution of shares of CareFusion common stock is scheduled for after the close of trading on Aug. 31 to Cardinal Health’s shareholders of record as of 5 p.m. EDT on Aug. 25, the record date for the spinoff. Cardinal Health will distribute 0.5 share of CareFusion common stock for each common share of Cardinal Health outstanding as of the record date. Shareholders will receive cash in lieu of fractional shares of CareFusion common stock, which will be aggregated and sold on their behalf.
There is no current market for CareFusion common stock. The New York Stock Exchange (NYSE) has authorized the listing of CareFusion common stock under the symbol “CFN” following the spin-off. CareFusion has been advised that trading in its common stock is expected to begin on a “when issued” basis shortly before the record date under the symbol “CFN wi.” On Aug. 31, “when issued”
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trading is scheduled to end and “regular way” trading is scheduled to begin for CareFusion common stock on Sept. 1 under the ticker symbol “CFN.”
The Form 10 registration statement includes information regarding the spinoff that will be mailed to Cardinal Health shareholders shortly. Copies of the information statement will be available on the Investor Relations page of the CareFusion website at www.carefusion.com. As a result of the SEC declaring the Form 10 effective, CareFusion is now subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports, proxy statements and other required information with the SEC. CareFusion intends to post these materials to the Investor Relations portion of its website promptly after filing with the SEC.
No action is required by Cardinal Health shareholders as of the record date to receive their shares of the common stock of CareFusion Corporation in the spinoff. The distribution agent, transfer agent, and registrar for CareFusion common stock will be Computershare Trust Company N.A. For questions relating to the transfer or mechanics of the stock distribution, shareholders may contact Computershare, 250 Royall Street, Canton, Mass. 02021 or via phone at 877-498-8861. If shares are held by a bank, broker or other nominee, shareholders may contact, Georgeson Inc., the information agent for the distribution at 800-733-6231.
About CareFusion Corporation
CareFusion Corporation, a wholly owned subsidiary of Cardinal Health (NYSE:CAH), is expected to become a public company with the planned spinoff of the clinical and medical products businesses of Cardinal Health. The global company serves the health care industry with products and services that help hospitals measurably improve the safety and quality of healthcare. CareFusion develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, AVEA® and Pulmonetic Systems™ ventilation and respiratory products, ChloraPrep® for infection prevention and MedMined™ services for infection surveillance, neurological monitoring and diagnostic products, V. Mueller® surgical instruments and an extensive line of products that support interventional medicine.
CareFusion employs more than 15,000 people across its global operations. The company has been authorized to have its shares of common stock listed on the New York Stock Exchange under the ticker symbol “CFN.” More information may be found at carefusion.com.

Cautions concerning forward-looking statements
This news release contains forward-looking statements addressing the planned spinoff of the clinical and medical products businesses of Cardinal Health as a separate company named CareFusion Corporation, which is dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual events (including the planned spinoff) and results to differ materially from those projected, anticipated or implied. These risks and uncertainties include uncertainties regarding the planned spinoff of CareFusion, including the timing and terms of such spinoff and whether such spinoff will be completed as it is subject to a number of conditions. In addition, Cardinal Health and CareFusion are subject to additional risks and uncertainties described in CareFusion’s Form 10, as amended, and Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those filings and reports. Except to the extent required by applicable law, Cardinal Health and CareFusion undertake no obligation to update or revise any forward-looking statement.